SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 23, 2007 (March 19, 2007)

SPECTRX, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22179 (Commission File Number)	58-2029543 (IRS Employer Identification No.)

4955 Avalon Ridge Pkwy, Suite 300 Norcross, Georgia (Address of Principal Executive Offices)	30071 (Zip Code)

Registrant's Telephone Number, Including Area Code:     (770) 242-8723

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2007, the board of directors of SpectRx, Inc. ("SpectRx")  elected Michael C. James as a director of the Company, effective immediately.  On March 22, 2007, the board of directors of SpectRx elected Ronald W. Hart, Ph.D. as a director of the Company, effective immediately.  Mr. James and Dr. Hart are board representatives of the majority noteholders under the Amended and Restated Loan ("Loan Agreement"), finalized on March 12, 2007, by and among  SpectRx and the noteholders named therein.  Mr. James is the Managing Partner of Keukenhof Equity Fund, LLP, which purchased $400,000 of SpectRx's 13% senior secured convertible notes under the Loan Agreement.

As non-employee directors, Mr. James and Dr. Hart receive payments of $3,000 per quarter, $1,000 per meeting attended in person or $500 if attended by telephone, and $500 per committee meeting attended, up to a maximum of $20,000 per year. All directors are reimbursed for expenses actually incurred in attending meetings of the board of directors and its committees. Non-employee directors may be granted options to purchase common stock under our 1995 stock plan, as amended.

On March 22, 2007, the board of directors of SpectRx elected President and Chief Operating Officer Mark L. Faupel, Ph.D. as a director of the Company, effective upon the resignation of William "Bill" D. Arthur, III, who indicated his intention to resign from the board of directors effective April 20, 2007.  Mr. Arthur remains as president and chief operating officer of subsidiary Sterling Medivations, Inc. and secretary of SpectRx.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRX, INC.

/s/ MARK A. SAMUELS
	By:	Mark A. Samuels
CEO & CFO

Date: March 23, 2007.